Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Six Flags Delivers Record Third Quarter EBITDA and Free Cash Flow

Net Debt Drops to $667 Million

Net Leverage Ratio at Two Times LTM EBITDA of $337 Million

GRAND PRAIRIE, Texas — October 27, 2011 — Six Flags Entertainment Corporation (NYSE: SIX) announced that Adjusted EBITDA(1) grew to $251 million in the third quarter 2011, an increase of 5 percent over the third quarter 2010. During the same time period, Modified EBITDA(2) margin, the most directly comparable measure of the parks’ performance, increased 270 basis points to 56.6 percent, which represents a new all-time high for the company’s profitability. Revenue of $476 million during the third quarter was flat with prior year primarily driven by a 5 percent increase in guest spending per capita offset by a 4 percent decline in attendance due to unfavorable weather conditions at several Six Flags parks during the quarter.

For the first nine months of the year, Adjusted EBITDA grew 15 percent to $316 million on $22 million or 3 percent revenue growth. For the last twelve months (LTM) ended September 30, 2011, Adjusted EBITDA was $337 million. Modified EBITDA margin for the LTM period ended September 30, 2011 was 36.8 percent, a 620 basis point improvement over the comparable prior-year period.

“Implementation of our focused strategy has delivered superb results once again,” said Jim Reid-Anderson, Chairman, President and CEO. “Our multi-year goal to delight guests and improve the financial performance of the business is right on track as we generated all-time high guest satisfaction scores and record financial metrics through the first nine months of the year.”

Third quarter 2011 revenue of $476 million was flat to prior year, with a $4 million or 1 percent increase in admissions revenue offset by a $2 million or 1 percent decline in in-park revenue and a $2 million decline in sponsorships. Third quarter attendance of 11.2 million declined 4 percent versus prior year with 35 percent of operating days impacted by adverse weather and 40 percent of those days falling on weekends. Admissions revenue per capita of $23.48 increased $1.35 or 6 percent, and in-park revenue per capita of $17.35 increased $0.59 or 4 percent. Total revenue per capita for the third quarter was a record $42.40, as compared to $40.55 for the same period in 2010 — an increase of $1.85 or 5 percent.

Revenue of $876 million in the first nine months of 2011 grew by 3 percent over 2010. The increase was driven by a $22 million or 5 percent increase in admissions revenue, and a $5 million or 1 percent increase in in-park revenue, offset by a $6 million decline in revenue related to sponsorships, international licensing and management fees. Admissions revenue per capita of $22.83 increased $1.56 or 7 percent, and in-park revenue per capita of $17.28 increased $0.65 or 4 percent. Total revenue per capita for the first nine months of 2011 was $42.24, as compared to $40.24 for the same period in 2010 — an increase of $2.00 or 5 percent.

Cash expenses, including costs of goods sold, declined $14 million or 6 percent during the third quarter as compared to the third quarter of 2010 primarily due to reduced cash compensation and marketing expenses. For the first nine months of 2011 cash expenses, including cost of goods sold, were $25 million or 5 percent lower than the same period in 2010 primarily due to lower costs associated with cash compensation, marketing and outside services. The company’s noncontrolling interest position in dick clark productions, inc. negatively impacted year-over-year Adjusted EBITDA growth by $0.5 million, $1.2 million and $2.3 million for the three-month, nine-month and twelve-month periods ended September 30, 2011, respectively.

The company generated diluted earnings per share of $3.43 in the third quarter 2011, an increase of 42 percent over the same time period in 2010. Year to date diluted earnings per share was $1.40. Cash earnings per share(3) for the twelve months ended September 30, 2011 was $3.29. Since the company emerged from Chapter 11 on April 30, 2010 with a new capital structure, the comparable prior period cash earnings per share figure is not meaningful. The company believes cash earnings per share is a meaningful metric given the current $1.1 billion accumulated tax loss carryforward and the net depreciation and amortization impacts relating to fresh-start accounting.

Free Cash Flow(4) — which for the company is defined as Adjusted EBITDA less capital expenditures, cash interest and cash taxes — was $225 million in the third quarter and $204 million in the nine months ended September 30, 2011, and included $10 million and $69 million of capital spending, respectively.

Net Debt(5) as of September 30, 2011 was $667 million compared to $829 million as of June 30, 2011 and $763 million as of September 30, 2010 — an improvement of $162 million and $96 million, respectively. During the last twelve months, the company issued dividends of $8 million, paid a $30 million arbitration settlement, and repurchased approximately $42 million of its common stock.

The company had $305 million of cash on hand as of September 30, 2011 and a net debt to last-twelve-months Adjusted EBITDA ratio of 2.0 times, as compared to 2.6 times at June 30, 2011.

Recent Events

In early September Six Flags announced an exciting package of thrill rides, family rides, shows and special events for its 2012 season. Among the highlights:

•                  Six Flags Magic Mountain, near Los Angeles, which is the Thrill Capital of the World, welcomes the world’s tallest vertical drop ride, LEX LUTHOR: Drop of Doom! At a sky-scraping 400 feet, this engineering phenomenon drops riders at speeds of up to 85 miles-per-hour.

•                  Six Flags Discovery Kingdom, near San Francisco, will introduce SUPERMAN Ultimate Flight — a new launch coaster that blasts riders more than 60 miles-per-hour through two vertical twists and a high-flying 150-foot-high inversion. It ranks among the tallest inversions in the world.

•                  X-Flight, a unique wing coaster and one of only two in the United States, soars into Six Flags Great America near Chicago, featuring 3,000 feet of intense high-speed drops and barrel rolls with no track above or below.

•                  Six Flags New England in Massachusetts debuts Goliath — a colossal boomerang coaster that sends riders nearly 200 feet in the air, flying forward and backward over a twisting, looping inverted steel track at speeds up to 65 miles-per-hour.

•                  Six Flags America, just outside of Washington D.C., introduces Apocalypse, the park’s eighth roller coaster and first stand-up design that offers a two-minute adventure and features a 90-foot drop with vertical and cork screw inversions at 55 miles-per-hour.

•                  Guests at Six Flags Great Adventure in New Jersey and Six Flags Fiesta Texas in San Antonio will have more to scream about with the introduction of SkyScreamer, the newest sensation in tower rides. SkyScreamer offers breathtaking views from open air swings that rotate in a 98-foot circle high above the parks.

•                  Thrilling water park additions are coming to several parks. Guests at Six Flags St. Louis Hurricane Harbor will keep cool on the Bonzai Pipeline, the park’s first extreme looping body slide. Hurricane Harbor at Great Adventure is also premiering this ground-breaking new slide while Alpine Freefalls, a Nordic-themed waterslide complex, is coming to The Great Escape and Splashwater Kingdom in upstate New York. The multi-slide attraction will feature the park’s first free-fall speed slide and the region’s first twisted mat racer.

•                  The company is also adding a variety of family rides, shows and attractions at many parks, including Six Flags Mexico, La Ronde in Montreal, Six Flags Over Texas, Six Flags Fiesta Texas, Six Flags Over Georgia and Six Flags Great Adventure.

Conference Call

At 8:00 a.m. Central Time today, the company will host a conference call to discuss its third quarter and first nine months financial results. The call is accessible through the Six Flags Investor Relations website at www.sixflags.com/investors or by dialing 1-888-282-0415 in the United States or +1-415-228-4945 outside the United States and requesting the Six Flags Earnings Call. A replay of the call is available by dialing 1-866-502-6119 or +1-203-369-1860 through November 4, 2011.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with approximately $1.0 billion in revenue and 19 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest and Holiday in the Park.

Fresh Start Reporting

In connection with the company’s emergence from Chapter 11 on April 30, 2010 and the application of fresh start reporting upon emergence in accordance with FASB ASC Topic 852, “Reorganizations”, the results for the three- and nine-month periods ended September 30, 2011 and the five-month period ended September 30, 2010, respectively (the company is referred to during such periods as the “Successor”) and the results for the four-month period ended April 30, 2010 (the company is referred to during such period as the “Predecessor”) are presented separately. This presentation is required by United States generally accepted accounting principles (“GAAP”), as the Successor is considered to be a new entity for financial reporting purposes, and the results of the Successor reflect the application of fresh-start reporting. Accordingly, the company’s financial statements after April 30, 2010, are not comparable to its financial statements for any period prior to its emergence from Chapter 11. For illustrative purposes in this earnings release, the company has combined the Successor and Predecessor results to derive combined results for the nine-month period ended September 30, 2010. However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start reporting, including asset valuation adjustments and liability adjustments, the results of operations for the Successor are not comparable to those of the Predecessor. The financial information accompanying this earnings release provides the Successor and the Predecessor GAAP results for the applicable periods, along with the combined results described above. The company believes that subject to consideration of the impact of fresh start reporting, the combined results provide meaningful information about revenues and costs, which would not be available if the prior year nine-month period was not combined to accommodate analysis.

Forward Looking Statements

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iii) our operations and results of operations, and (iv) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (“SEC”). In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at the company’s parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at  www.sixflags.com/investors and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

(2)	See Note 4 to the following financial statements for a discussion of Modified EBITDA and its reconciliation to net income (loss).

(3)

“Cash earnings per share”, which is defined as Free Cash Flow divided by the weighted average shares outstanding, is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciations/amortization impacts relating to the revaluation of assets in connection with the company’s emergence from Chapter 11.

(4)	See Note 6 to the following financial statements for a discussion and definition of Free Cash Flow.

(5)	Net Debt represents total long-term debt, including current portion, less cash and cash equivalents.

Six Flags Entertainment Corporation

(In Thousands, Except Per Share Amounts)

Statements of Operations Data (1)

	Three Months Ended
	September 30,
	2011	2010

Theme park admissions	$263,388	$259,592
Theme park food, merchandise and other	194,634	196,631
Sponsorship, licensing and other fees	12,927	14,762
Accommodations revenue	4,656	4,602
Total revenue	475,605	475,587

Operating expenses (excluding depreciation and amortization shown separately below)	130,417	136,616
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	41,779	47,465
Costs of products sold	34,594	36,253
Depreciation	37,320	39,419
Amortization	4,512	4,512
Stock-based compensation	6,652	5,221
Loss on disposal of assets	2,190	1,004
Interest expense, net	16,496	20,413
Equity in loss of investees	766	721
Loss on debt extinguishment	—	957
Other (income) expense, net	(340)	4,467
Restructure (recovery) costs	(202)	14,990

Income from continuing operations before reorganization items, income taxes and discontinued operations	201,421	163,549

Reorganization items, net	609	3,993

Income from continuing operations before income taxes and discontinued operations	200,812	159,556
Income tax (benefit) expense	(10,376)	8,034

Income from continuing operations before discontinued operations	211,188	151,522

(Loss) income from discontinued operations	(11)	156

Net income	$211,177	$151,678

Less: Net income attributable to noncontrolling interests	(18,307)	(18,143)

Net income attributable to Six Flags Entertainment Corporation	$192,870	$133,535

Net income applicable to Six Flags Entertainment Corporation common stockholders	$192,870	$133,535

Per share - basic:
Income from continuing operations applicable to Six Flags Entertainment Corporation common stockholders	$3.53	$2.42
(Loss) income from discontinued operations applicable to Six Flags Entertainment Corporation common stockholders	$—	$—

Net income applicable to Six Flags Entertainment Corporation common stockholders	$3.53	$2.42

Per share - diluted:
Income from continuing operations applicable to Six Flags Entertainment Corporation common stockholders	$3.43	$2.42
(Loss) income from discontinued operations applicable to Six Flags Entertainment Corporation common stockholders	$—	$—

Net income applicable to Six Flags Entertainment Corporation common stockholders	$3.43	$2.42

Weighted average shares outstanding - basic	54,694	55,170

Weighted average shares outstanding - diluted	56,238	55,170

Six Flags Entertainment Corporation

(In Thousands, Except Per Share Amounts)

Statements of Operations Data (1)

	Nine Months Ended		Five Months Ended	Four Months Ended
	September 30,		September 30,	April 30,
	2011	2010	2010	2010
	Successor	Combined	Successor	Predecessor (2)

Theme park admissions	$473,287	$451,488	$392,218	$59,270
Theme park food, merchandise and other	358,218	352,993	300,939	52,054
Sponsorship, licensing and other fees	31,418	37,330	26,071	11,259
Accommodations revenue	12,690	12,289	6,795	5,494
Total revenue	875,613	854,100	726,023	128,077

Operating expenses (excluding depreciation and amortization shown separately below)	328,125	341,457	225,821	115,636
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	131,869	141,405	94,515	46,890
Costs of products sold	67,481	69,689	57,557	12,132
Depreciation	113,821	111,881	66,508	45,373
Amortization	13,540	7,825	7,523	302
Stock-based compensation	34,316	5,939	5,221	718
Loss on disposal of assets	6,105	3,051	1,128	1,923
Interest expense, net	49,278	108,622	34,488	74,134
Equity in loss (income) of investees	3,013	435	1,029	(594)
Loss on debt extinguishment	—	957	957	—
Other (income) expense, net	(193)	4,858	5,660	(802)
Restructure costs	25,146	31,462	31,462	—

Income (loss) income from continuing operations before reorganization items, income taxes and discontinued operations	103,112	26,519	194,154	(167,635)

Reorganization items, net	1,443	(814,503)	4,970	(819,473)

Income from continuing operations before income taxes and discontinued operations	101,669	841,022	189,184	651,838
Income tax (benefit) expense	(14,065)	121,191	8,543	112,648

Income from continuing operations before discontinued operations	115,734	719,831	180,641	539,190

(Loss) income from discontinued operations	(113)	9,144	(615)	9,759

Net income	$115,621	$728,975	$180,026	$548,949

Less: Net income attributable to noncontrolling interests	(36,273)	(35,755)	(35,679)	(76)

Net income attributable to Six Flags Entertainment Corporation	$79,348	$693,220	$144,347	$548,873

Net income applicable to Six Flags Entertainment Corporation common stockholders	$79,348	$693,220	$144,347	$548,873

Per share - basic:
Income from continuing operations applicable to Six Flags Entertainment Corporation common stockholders	$1.44		$2.63	$5.50
(Loss) income from discontinued operations applicable to Six Flags Entertainment Corporation common stockholders	$—		$(0.01)	$0.10

Net income applicable to Six Flags Entertainment Corporation common stockholders	$1.44		$2.62	$5.60

Per share - diluted:
Income from continuing operations applicable to Six Flags Entertainment Corporation common stockholders	$1.40		$2.63	$5.50
(Loss) income from discontinued operations applicable to Six Flags Entertainment Corporation common stockholders	$—		$(0.01)	$0.10

Net income applicable to Six Flags Entertainment Corporation common stockholders	$1.40		$2.62	$5.60

Weighted average shares outstanding - basic	55,101		55,032	98,054

Weighted average shares outstanding - diluted	56,539		55,032	98,054

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Free Cash Flow for the periods shown (in thousands):

	Three Months Ended
	September 30,
	2011	2010

Net income	$211,177	$151,678
Loss (income) from discontinued operations	11	(156)
Income tax (benefit) expense	(10,376)	8,034
Restructure (recovery) costs	(202)	14,990
Reorganization items, net	609	3,993
Other (income) expense, net	(340)	4,467
Loss on debt extinguishment	—	957
Equity in loss of investees	766	721
Interest expense, net	16,496	20,413
Loss on disposal of assets	2,190	1,004
Amortization	4,512	4,512
Depreciation	37,320	39,419
Stock-based compensation	6,652	5,221
Impact of Fresh Start valuation adjustments (3)	387	878

Modified EBITDA (4)	269,202	256,131
Third party interest in EBITDA of certain operations (5)	(18,286)	(17,622)

Adjusted EBITDA (4)	$250,916	$238,509
Cash paid for interest, net	(14,076)	(18,047)
Capital expenditures (net of property insurance recoveries in 2010)	(9,647)	(2,788)
Cash taxes	(1,845)	(1,787)

Free Cash Flow (6)	$225,348	$215,887

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Free Cash Flow for the periods shown (in thousands):

	Nine Months Ended		Five Months Ended	Four Months Ended
	September 30,		September 30,	April 30,
	2011	2010	2010	2010
	Successor	Combined	Successor	Predecessor (2)

Net income	$115,621	$728,975	$180,026	$548,949
Loss (income) from discontinued operations	113	(9,144)	615	(9,759)
Income tax (benefit) expense	(14,065)	121,191	8,543	112,648
Restructure costs	25,146	31,462	31,462	—
Reorganization items, net	1,443	(814,503)	4,970	(819,473)
Other (income) expense, net	(193)	4,858	5,660	(802)
Loss on debt extinguishment	—	957	957	—
Equity in loss (income) of investees	3,013	435	1,029	(594)
Interest expense, net	49,278	108,622	34,488	74,134
Loss on disposal of assets	6,105	3,051	1,128	1,923
Amortization	13,540	7,825	7,523	302
Depreciation	113,821	111,881	66,508	45,373
Stock-based compensation	34,316	5,939	5,221	718
Impact of Fresh Start valuation adjustments (3)	1,142	3,674	3,674	—

Modified EBITDA (4)	349,280	305,223	351,804	(46,581)
Third party interest in EBITDA of certain operations (5)	(33,729)	(31,982)	(34,727)	2,745

Adjusted EBITDA (4)	$315,551	$273,241	$317,077	$(43,836)
Cash paid for interest, net	(35,088)	(54,510)	(18,756)	(35,754)
Capital expenditures (net of property insurance recoveries)	(69,253)	(61,030)	(23,905)	(37,125)
Cash taxes	(6,889)	(7,071)	(3,066)	(4,005)

Free Cash Flow (6)	$204,321	$150,630	$271,350	$(120,720)

Balance Sheet Data

(In Thousands)

Balance Sheet Data

	September 30, 2011	December 31, 2010

Cash and cash equivalents (excluding restricted cash)	$304,763	$187,061
Total assets	2,804,036	2,733,253

Current portion of long-term debt	31,679	32,959
Long-term debt (excluding current portion)	939,600	938,195

Redeemable noncontrolling interests	458,421	441,655

Total stockholders’ equity	921,272	868,163

Shares outstanding - basic	55,101	55,728
Shares outstanding - diluted	56,539	55,728

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)

Previously reported amounts have changed on the Predecessor financials. These changes are primarily related to classifications between income tax expense and reorganization items, net, and a related increase in Predecessor goodwill. There were no changes to net income, earnings per share or total stockholders’ equity / (deficit).

(3)

Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start reporting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(4)

“Adjusted EBITDA”, a non-GAAP measure, is defined as the Company’s consolidated income (loss) from continuing operations: (i) excluding the cumulative effect of changes in accounting principles, fresh start accounting valuation adjustments, discontinued operations, income tax expense or benefit, reorganization items, restructure costs, other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), amortization, depreciation, stock-based compensation, gain or loss on disposal of assets, interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned by the Company (consisting of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and Six Flags Great Escape Lodge & Indoor Waterpark (the “Lodge”), and (ii) plus the Company’s share of the Adjusted EBITDA of dick clark productions, inc. The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA is useful to investors, equity analysts and rating agencies as a measure of the Company’s performance. The Company uses Adjusted EBITDA in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. In addition, Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the Company’s secured credit facilities, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to the Company in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

“Modified EBITDA”, a non-GAAP measure, is defined as Adjusted EBITDA plus the interests of third parties in the Adjusted EBITDA of the properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta, Six Flags Over Texas, the Lodge plus the Company’s interest in the Adjusted EBITDA of dick clark productions, inc.). The Company believes that Modified EBITDA is useful in the same manner as Adjusted EBITDA, with the distinction of representing a measure that can be more readily compared to other companies that do not have interests of third parties in any of their properties or equity investments. Modified EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(5)

Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and the Lodge, plus the Company’s interest in the Adjusted EBITDA of dick clark productions, inc., which are less than wholly owned.

(6)

Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries (which includes $8.0 million of proceeds, in the third quarter of 2010, related to the final settlement of an insurance claim for Six Flags New Orleans), and (iii) cash taxes. The Company has excluded from the definition of Free Cash Flow the $70.3 million in post-petition interest paid to the holders of the Six Flags Operations notes that were extinguished in April 2010, the deferred financing costs related to the Company’s new debt of $41.8 million incurred in the second quarter of 2010, and the deferred financing costs related to the Company’s debt refinancing of $11.8 million incurred in the fourth quarter of 2010, due to the unusual nature of these items. The Company believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The Company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.